EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Valley National Bancorp:

We consent to the incorporation by reference in registration statements No. 333-159050, No. 333-124215, No. 033-52809, No. 033-56933, No. 333-25419, No. 333-65993, No. 333-75889, No. 333-77673, No. 333-80507, No. 333-53888, No. 333-36667, No. 333-133430 and No. 033-61547 on Form S-8; No. 333-125595, No. 333-70996, No. 333-42958 and No. 333-156049 on Form S-3, No. 333-157561, No. 333-156370, No. 333-152077 and No. 333-157561 on Form S-3ASR; and No. 333-56425 and No. 333-160285 on Form S-3D of Valley National Bancorp and Subsidiaries (Valley) of our reports dated February 26, 2010, with respect to the consolidated statements of financial condition of Valley National Bancorp and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Valley National Bancorp.

Our report refers to a change in Valley’s method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board as of January 1, 2009.

/s/ KPMG LLP
Short Hills, New Jersey
February 26, 2010